Exhibit (p)(28)

CODE OF ETHICS

21Shares US LLC

37 West 20th Street, Suite 1101

New York, NY 10011

October 2023

This document is the sole property of 21Shares US LLC. The contents of this document are confidential and may not be reproduced, extracted, or made available to any external party that is not employed by, or has not been granted approval from, 21Shares US LLC.

21SHARES Code of Ethics, October 2023

Table of Contents

1.	Introduction	3

2.	Standards of Business Conduct	3

3.	Policy Statement on Insider Trading	4

4.	Procedures To Implement Policy Against Insider Trading	6

5.	Personal Account Dealings	7

6.	Gifts and Entertainment	9

7.	Political Contributions	11

8.	Outside Business Activities	12

9.	Appendix A – Glossary	13

10.	Appendix B – Revision History	16

21SHARES Code of Ethics, October 2023

21Shares US LLC

Code of Ethics

1.	Introduction

This Code of Ethics (the “Code”) has been developed by 21Shares US LLC (“21Shares,” or “Firm”) to provide a set of rules and principles to ensure the Firm and its employees meet the obligation to place Clients’ interests before those of the Firm and its Employees and to ensure all conflicts of interest are managed fairly.

Adherence to the Code of Ethics and related restrictions on personal investing is considered a basic condition of employment for Employees of 21Shares. Any officer, partner or employee that is subject to the supervision of 21Shares will be referred to herein as “Supervised Persons” or “Employees.” Additionally, “Supervised Persons” or “Employee,” as used in this Code of Ethics as well as in other compliance documents of 21Shares, may refer both to direct employees of 21Shares as well as to employees of related entities who provide services on behalf of 21Shares.

All Employees are required to follow ethical principles of openness, integrity, honesty, and trust. All Employees are expected to follow this Code and comply with all applicable laws. While not expected to know the details of each law governing 21Shares’ business, all Employees are expected to be familiar with the company-wide policies and procedures as they apply to their role at 21Shares and when in doubt, to seek advice from supervisors, or other appropriate personnel.

Should any questions about this Code, or any of 21Shares’ other policies, or how to comply with the law in a certain situation arise, it is required that Employees immediately bring questions to the Chief Executive Officer (“CEO”) or Chief Compliance Officer (“CCO”).

Although 21Shares will not retaliate against anyone for making a good faith report, failure to report violations may lead to appropriate disciplinary action. Failure to adhere to these standards could expose an Employee to sanctions imposed by 21Shares, regulators, or law enforcement officials. Sanctions may include disgorgement of profits, suspension, or termination of employment, or criminal or civil penalties. If there is any doubt as to whether a Federal or State securities law applies, Employees should consult with the CCO.

21Shares will hold new employee training that will cover topics covered in this Code. 21Shares will remind Employees on an ongoing basis of their obligations under this Code and will require annual recertification that each Employee has re-read, understands and has complied with the Code.

2.	Standards of Business Conduct

Employees must at all times comply with the following standards of business conduct to ensure 21Shares meets its fiduciary obligations and those of its Employees:

●	Clients Come First. Employees owe Clients a duty of loyalty and must avoid serving the Adviser’s or their own personal interests ahead of the Clients’. An Employee may not induce or cause a Client to take action, or not to take action, for the Firm’s or the Employee’s own benefit rather than for the benefit of the Client. The Firm must make full and fair disclosure of all material facts related to the investment, particularly where the interests of the Firm or an Employee may conflict with those of a Client.

●	Avoid Taking Advantage. Employees may not trade on the basis of inside information, usurp investment opportunities that should properly be made available to the Firm’s Clients, or otherwise use their knowledge of the Firm’s investment activities to profit on such activities at the expense of the Firm’s Clients.

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●	Avoid Inappropriate Relationships. In addition, Employees must avoid engaging in outside business activities and the receipt of investment opportunities, perquisites, or gifts from persons seeking to do business with the Firm that could call into question an Employee’s ability to exercise independent judgment in the best interests of the Firm’s Clients.

●	Compliance with Applicable Law. Employees must comply with all laws that apply to the business of the Firm.

Doubtful situations should always be resolved in favor of the Client. Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any activities that indicate an abuse of these governing principles.

3.	Policy Statement on Insider Trading

Section 204A of the Advisers Act requires that all investment advisers establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of the business, to prevent the misuse of material, non- public information by the adviser or any person associated with the adviser.

21Shares forbids any Employees from trading, either personally or on behalf of others, including Funds, based upon Material Non-Public Information (“MNPI”) about a publicly traded security, or communicating MNPI to others in violation of the law. This conduct is frequently referred to as “insider trading.” 21Shares’ policy applies to every Employee and extends to activities within and outside their duties at 21Shares.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of MNPI to trade in securities (whether or not one is an “insider”) or the communications of MNPI to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

●	trading by an insider, while in possession of MNPI;

●	trading by a non-insider, while in possession of MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

●	communicating MNPI to others (i.e. “tipping”).

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any Employee has any questions they should consult the CCO.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a company’s affairs and as a result are given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, 21Shares may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

“Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Employees should consider material includes, but is not limited to:

●	merger or acquisition proposals or agreements;

●	news of a significant sale of assets or the disposition of a subsidiary;

●	liquidation problems;

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●	major contract awards;

●	the gain or loss of a substantial customer or supplier;

●	pricing changes or discount policies;

●	notice of issuance of patents;

●	significant new products, processes or discoveries;

●	major litigation or regulatory inquiries;

●	extraordinary management developments;

●	earnings estimates (or results);

●	changes in previously released earnings estimates;

●	current financial performance;

●	changes in dividend amounts or policies or the declaration of a stock split or the offering of additional securities; and/or

●	significant write-offs or restatements.

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public. Common examples of non-public information include information provided to a select group of analysts that is not made available to the investment community at large, information about a company that has not been disseminated by such company in a press release, or information received as a “tip” from a person who owes a duty of trust or confidentiality with respect to such information.

Penalties for Insider Trading

Any violation of this policy statement can be expected to result in serious sanctions by 21Shares, which may include dismissal of the persons involved.

Penalties for trading on or communicating MNPI are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if they do not personally benefit from the violation. Penalties include:

●	civil injunctions;

●	treble damages (triple the amount of compensatory/actual damages);

●	disgorgement of profits;

●	jail sentences;

●	fines for the person who committed the violation of up to three times the profit gain or loss avoided, whether or not the person actually benefited; and

●	fines for the employer or other controlling person of up to the greater of $100,000 or three times the amount of the profit gained or loss avoided.

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4.	Procedures To Implement Policy Against Insider Trading

The following procedures have been established to aid Employees in avoiding insider trading and to aid 21Shares in preventing, detecting and imposing sanctions against insider trading. Every Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If employees have any questions about these procedures, they should consult the CCO.

Identifying Insider Information

●	Before engaging in personal trading or trading for Funds in the securities of a company which has publicly traded securities (even if the information relates to such company’s non-publicly traded securities), Employees should ask the following questions about any information that may be MNPI prior to communicating such information to any person other than the CCO:

●	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

●	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace (e.g., by being published in Reuters, the Wall Street Journal or other publications of general circulation or made available broadly to security holders)?

●	Has this information been obtained from a company or from another source (including an immediate family member) as a result of a breach of a duty of trust or confidence by that source?

●	If, after consideration of the above, there is a possibility that the information could be material and non-public, or if there are questions as to whether the information is material and non-public, the following steps should be taken:

●	The matter should be reported immediately to the CCO.

●	The securities should not be purchased or sold personally or on behalf of a Fund or for any of the Supervised Person’s Personal Accounts;

●	The information should not be communicated inside or outside 21Shares, other than to the CCO.

●	After the CCO has reviewed the issue or consulted with counsel (as the CCO deems appropriate), the CCO will determine whether to:

●	continue the restriction on trading in such securities (by placing the security on the Restricted List (as defined below);

●	permit trading in such securities and communication of the information (either in Personal Accounts or Fund accounts);

●	create an “ethical wall” to limit the information to certain Employees and instruct the Employee that they may communicate the information only to Employees that are appropriately “walled off” by confidentiality agreement or otherwise; or

●	take any other action the CCO deems appropriate.

Restricting Access to MNPI

If an Employee is in possession of information that they have identified as material and non-public, such information may not be communicated to anyone, including persons within 21Shares, except as permitted by the CCO (who may authorize other Employees to be put behind an “ethical wall”). In addition, care should be taken so that such information is secure. For example, files containing MNPI should be sealed; access to computer files containing MNPI should be restricted.

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Resolving Issues Concerning Insider Trading

If after consideration of the items set forth above doubt remains as to whether such information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

Officers, Directors and Employees of Public Companies

Certain Investors may serve as officers or on the Boards of publicly traded companies, which could potentially fall within 21Shares’ investment universe. As such, Employees must be careful in speaking to such Investors to ensure that 21Shares does not receive any material, non-public information. In the event any Employee receives material, non- public information, such Employee is required to follow the guidelines and procedures relating to the handling and sharing of such information as contained in this manual.

5.	Personal Account Dealings

Rule 204A-1 of the Investment Advisers Act of 1940 requires certain Supervised Persons of a Registered Investment Adviser, deemed “Access Persons” to report their personal Securities Transactions and holdings. Rule 204A-1 defines an Access Person as any Supervised Person who has access to nonpublic information regarding clients’ purchase or sale of securities, who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

All sections of this Code apply to all Access Persons of 21Shares. This Code covers the personal investments of all Access Persons and their Immediate Family Members (e.g., persons sharing the same household as the Access Person, see Appendix A for further detail) as required by Rule 204A-1. Therefore, each Access Person and their Immediate Family Members must conduct all personal investments consistent with this Code.

Rule 204A-1 has certain requirements for all Registered Investment Advisers. Their Access Persons must:

●	report securities holdings, at the time the person becomes an access person and at least once a year thereafter; and

●	disclose each quarter their personal Securities Transactions no later than 30 days after the close of the calendar quarter.

Initial Account and Holdings Disclosure Requirement

Within 10 calendar days of a Access Persons start date, the Access Person is required to disclose all brokerage accounts in which they have Beneficial Ownership. Access Persons must allow brokers or financial institutions to provide duplicate confirmations and statements directly to 21Shares in accounts that can hold Reportable Securities (see Exceptions below for Discretionary Management by Third Parties). If a Access Person’s broker is unwilling or unable to provide duplicate confirmations and statements, the Access Person is required to provide them to 21Shares’s CCO.

Within 10 calendar days of an Access Person’s start date, all holdings in Reportable Securities that are beneficially owned by the Access Person must be disclosed, excluding those managed by a Third Party. Holdings information must be current as of 45 days prior to the Access Person’s start date.

Ongoing Disclosure Requirements

Accounts: Access Persons must promptly disclose any newly opened accounts under their Beneficial Ownership that have the ability to hold Reportable Securities.

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Transactions/Holdings: Access Persons must ensure that the CCO receives duplicate statements and trade confirmations for all Reportable Securities (see Exceptions below for Discretionary Management by Third Parties) in one of the three ways listed below:

●	Electronic feeds – Supervised Persons are encouraged to deal through brokers that provide Compliance with trade confirmations and holdings via electronic feed. This provides Compliance with the most timely and accurate account information.

●	Broker delivery of duplicate confirmations and statements – In jurisdictions where applicable, Supervised Persons should allow for brokers to provide delivery of duplicate confirmations and statements directly to Compliance. Compliance staff will enter trade details for Supervised Persons that utilize this option.

●	Access Person upload of confirmations and statements – If neither of the above options is possible, Supervised Persons are required to enter trade details into the Firm’s compliance management system, MyComplianceOffice (“MCO”) and upload the trade confirmation (or quarterly statement).

Attestation Requirements

Annually:

●	Account Attestation (For Accounts that have the ability to hold Reportable Securities)

●	Holdings Attestation (For Reportable Securities) Quarterly:

Quarterly:

●	Quarterly Trades Attestation (For Reportable Securities)

Pre-Clearance Requirements

Supervised Persons must request pre-approval prior to investing in a private placement or limited offering by submitting a request in MCO. Access Persons must receive approval for these personal trades from the CCO, or Compliance Designee, by submitting a trading request in MCO under the “Pre-clearance Approval” section. Once pre-clearance is granted, such pre-clearance will remain valid for two (2) business days following the date of the approval.

Bitcoin and Ethereum

Certain Access Persons are required to pre-clear Bitcoin, Ethereum, Bitcoin Futures and Ethereum Futures trades within MCO. The list of employees that fall under this policy is maintained by the CCO. Trade requests must be submitted in MCO for CCO or Compliance Designee approval.

Private Placements and Initial Public Offerings (IPOs)

No Supervised Person shall acquire any security issued in any limited or private offering (please note that hedge funds are sold as limited or private offerings) unless 21Shares gives express prior written approval. In determining whether approval should be given, 21Shares may take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is offered to the individual by virtue of his or her position with 21Shares.

Rule 204A-1 requires Access Persons to request approval before investing in an Initial Public Offering (“IPO”). Supervised Persons must submit this request in MCO.

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Exceptions:

Rule 204A-1 permits two exceptions that are applicable to 21Shares related to personal securities reporting in Reportable Securities. No disclosures are required:

●	with respect to securities held in accounts over which the access person had no direct or indirect influence or control (Account Managed by a Third Party). In order to rely upon this provision, Supervised Persons are required to certify on a periodic basis that they do not have ability to influence or control investment decisions made for the managed account.

Restricted List

21Shares may maintain a Restricted List that would be available to all Supervised Persons and maintained electronically by the CCO or Designee. 21Shares believes the use of a Restricted List would be infrequent. Supervised Persons are responsible for ensuring they do not trade in a security on the Restricted List, if and when adopted. Once a company is on the Restricted List, any trading in a Client or Supervised Person account will be restricted until the security has been removed from the list.

21Shares would utilize its Restricted List to prohibit insider trading by 21Shares and its Supervised Persons.

6.	Gifts and Entertainment

Gifts or Entertainment may create an actual or apparent conflict of interest, which could affect (or appear to affect) the recipient’s independent business judgment.

Employees are required to follow the standards below regarding the acceptance or giving of gifts and entertainment with respect to all Business Partners. Employees are expected to avoid any gifts or entertainment that:

●	could create an apparent or actual conflict;

●	is excessive or would reflect unfavorably on 21Shares or its Clients; or

●	would be inappropriate or disreputable in nature.

Employees may not take advantage of their position by requesting a gift or discount. They must not:

●	Receive cash, cash equivalents, loans or personal services on behalf of 21Shares, even if these fall within the limits outlined above. This includes gift cards or certificates if they can be redeemed for cash; or

●	Receive special discounts unless they are available to all other Employees (e.g., a discount coupon from a retail store).

Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible.

Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

A “Gift” is anything of value that is given with the intent or perceived intent to foster a legitimate business relationship. Gifts can include merchandise such as wine, gift baskets, or event tickets if the giver does not attend. No Employee may receive any gift, service or other thing of excessive value from any person or entity that does business with or on behalf of 21Shares. No Employee may give or offer any gift of excessive value, determined to be amounts in excess of $500, to existing Clients, prospective clients, or any entity that does business with or on behalf of 21Shares without pre-approval by the CCO. Employees may not accept a Gift of cash or a cash-equivalent in any amount.

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“Entertainment” is a meeting, meal, or other activity where both the Employee and the business partner are present and have the opportunity to discuss business or any participant’s employer bears the cost. It does not include events that have been organized by 21Shares directly, such as receptions following an industry gathering or multi-client entertainment. If the business partner will not be present for the event, it will be considered a Gift.

No Employee may provide or accept extravagant or excessive entertainment to or from a Client, prospective client, or any person or entity that does or seeks to do business with or on behalf of 21Shares. An Employee may provide or accept a business entertainment event, such as dinner, a sporting event, golf outings, etc. provided that such activities involve no more than customary amenities and the person or entity providing the entertainment is present.

While there is no maximum amount for how much may be spent or received by an Employee for entertainment, Employees are expected to use good judgement and refrain from giving or accepting any entertainment that is or may be perceived as lavish or extravagant. The CCO will review expenses for excessive or extravagant entertainment expenses.

A “Business Partner,” for the purpose of this Code, includes all current Clients, portfolio companies, and vendors with which 21Shares conducts business, any potential clients, portfolio companies, or vendors with whom 21Shares could engage in business, any registered broker-dealers, and any firms under contract to do business with 21Shares.

Exempt from Disclosure of Gifts and Entertainment Requirement

For the purposes of disclosure of gifts and entertainment the following are exempt:

●	Usual and customary promotional items (e.g., t-shirts, caps, or pens marked with the vendor’s logo);

●	Gifts ($500 or less) or entertainment of nominal value;

●	Attendance and participation at industry sponsored events; or

●	Usual and customary gifts given to or by Employees based on a personal relationship (e.g., the vendor and Employee have a family relationship that preceded interaction at the Firm).

Approval Process

Any Gift or Entertainment whose value exceeds the relevant stated limit listed above, or that is otherwise impermissible due to other listed restrictions, constitutes violation of the Code. Any request for an exception must be entered into MCO and 21Shares’ CCO, or Designee, will review and approve or deny any exceptions to the Code.

Anti-Corruption and Anti-Bribery

Under the Foreign Corrupt Practices Act (“FCPA”) 21Shares could face potentially serious civil and/or criminal penalties for offering, promising, paying, or authorizing any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist 21Shares in obtaining, retaining, or directing business, including investments in the Funds. As a matter of policy, 21Shares strictly complies with the FCPA. All Employees are expected to carefully read this policy and to contact the CCO with any questions.

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Under the FCPA, a “foreign official” includes any officer or employee of a foreign government or any department, agency or instrumentality thereof. Importantly, all government employees are covered by this definition, as are employees of government- owned business entities and sovereign wealth funds. The FCPA does permit certain small “facilitating” or “expediting” payments to foreign officials to ensure that they perform routine, nondiscretionary governmental duties (e.g. obtaining permits, licenses, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pick- up and delivery; providing phone service, power and water supply, loading and unloading cargo, or protecting perishable products; and scheduling inspections associated with contract performance or transit of goods across country). The FCPA also permits payment or reimbursement of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a foreign government. However, it should be noted that these are narrowly defined exceptions and defenses. The FCPA also prohibits payments to third parties, such as a placement agent, with knowledge that all or a portion of the payment will be passed on to a foreign official. Actual knowledge is not required; constructive knowledge, or the expectation that a person should reasonably know something, is sufficient.

In order to minimize the chance that 21Shares could violate the FCPA or similar foreign laws, Employees must obtain the written approval of the CCO prior to making any payment or giving certain gifts or other thing of value (including paying for entertainment or travel related expenses), or offering to do the same, to any:

●	official of a foreign government;

●	employee of any government-controlled foreign business;

●	sovereign wealth fund, employee or representatives of a sovereign wealth fund, or third party associated with a sovereign wealth fund’s investment process or investment due diligence; or

●	foreign political party or official or candidate for foreign political office.

This policy applies without regard to the purpose or motivation behind the giving of such payment, gift, or other thing of value. The CCO may consult with legal counsel or outside compliance consultants to determine if such payments, gifts or entertainment would implicate FCPA concerns (or other legal concerns). As a general matter, the giving of any such payments, gifts, or other things of value will not be permitted.

The CCO will document any exceptions to this general policy.

In addition, in the future, to the extent 21Shares utilizes placement agents or other intermediaries to solicit Investors in foreign countries, the CCO will review placement agent agreements for appropriate written representations, including, among other things, that the placement agent or other intermediary will act in accordance with U.S. and foreign laws, including the FCPA. 21Shares also requires placement agents or other intermediaries that solicit investors in foreign countries to disclose to 21Shares any relationships with foreign government officials in the country in which it will operate. The CCO must expressly authorize the placement agents or intermediaries to solicit investments in foreign countries. Further, 21Shares requires that placement agents immediately notify the CCO if they have reason to believe an employee of the placement agent has engaged in activities that violate the FCPA. The CCO may work with legal counsel or outside compliance consultants to determine the appropriate course of action if so notified. Finally, on a periodic basis, the CCO will require such placement agents or intermediaries to renew appropriate representations relating to compliance with the FCPA.

21Shares reviews its policies and procedures with respect to the FCPA with Employees as part of 21Shares’ periodic compliance training.

7.	Political Contributions

21Shares has implemented the following restrictions to adhere to the “Pay-to-Play” Rule (Rule 206(4)-5) and to mitigate any associated risks.

Supervised Persons and their Immediate Family are prohibited from making political contributions without preapproval by the CCO. Preapproval for contributions to individual candidates, incumbents, political action committees, and similar vehicles must be requested in MCO.

Upon commencement of employment, the CCO, or an appropriate Designee, will request reporting of all recent political contributions. The disclosure should include contributions made by Immediate Family as well. The report should include the individual or election committee receiving the contribution, the office for which the individual is running, the current elected office held (if any), the dollar amount of the contribution or value of the donated item and whether or not the Employee is eligible to vote for the candidate.

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8.	Outside Business Activities

Supervised Persons must not engage in activities that create, or appear to create, conflict of interest or otherwise might jeopardize the integrity or reputation of 21Shares. Employees are prohibited from receiving compensation from third parties for speaking engagements on investment-related topics. Additionally, certain outside business activities (“OBAs”) require pre- approval. Employees should promptly notify the CCO of any other circumstances arising that may create, or appear to create, a conflict of interest or otherwise may jeopardize the integrity or reputation of the Firm or its clients.

Without receiving approval via MCO, no Supervised Person shall:

●	accept, directly or indirectly, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of the Firm or a Client from any Person, firm, corporation or association, other than the Firm or an affiliate thereof; or

●	acquire, directly or indirectly, any equity or other ownership or financial interest in any other organization engaged in any securities, financial or related business, except for (i) a minority equity or other ownership or other financial interest in any business that is publicly traded, or (ii) an equity or other ownership or financial interest through any account over which the Employee has no direct or indirect influence or control.

Supervised Persons must receive approval via MCO prior to engaging in any outside business activity:

●	that involves a significant amount of time or provides a significant amount of income;

●	that is investment-related, including activities on behalf of a non-profit;

●	that involves service on the board of directors of a publicly traded company (will generally not be permitted);

●	that involves serving as an employee, independent contractor, sole proprietor, officer, director or partner of a for-profit business;

●	that involves serving as a director, officer or executive management of a non-profit entity or performing investment- related functions on its behalf; or

●	that involves engaging in any other outside employment or activity (paid or unpaid) that may give rise to a conflict with 21Shares, one of its Funds, or Fund Investors or other risk (e.g., operating a blog that provides financial advice).

At all times, the interests of the Firm and its Clients take priority over the outside business activities of Employees. An outside business activity may never:

●	present a substantial risk of confusing Clients or the public as to the capacity in which the Employee is acting;

●	pose a reputational risk for the Firm;

●	inappropriately influence an Employee’s business dealings or otherwise create a conflict of interest vis-à-vis the interests of 21Shares or its Funds, or a Fund Investor; or

●	involve use of information relating to 21Shares, any Fund or other proprietary information.

Immediate Family

While 21Shares does not require pre-approval of the OBAs undertaken by an Employee’s Immediate Family, the Employee must contact the CCO if they believe the outside activity by their Immediate Family could create or appear to create a conflict of interest or otherwise may jeopardize the integrity and reputation of 21Shares.

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9.	Appendix A – Glossary

Access Person – Access Persons are Supervised Persons who:

●	have access to non-public information regarding 21Shares’ Funds, or non-public information regarding the portfolio holdings of any of 21Shares’ Funds, or any 21Shares services;

●	are involved in making investment recommendations to Clients, or have access to such recommendations that are non- public;

●	in connection with their regular functions or duties, make, participate in or obtain information regarding transactions in 21Shares’ Funds or their functions relate to the making of any recommendations with respect to 21Shares’ Funds;

●	are personnel, such as client service representatives, administrative and technical staff, who may qualify as Access Persons if their job functions give them access to material non-pubic information or client or fund information;

●	are any other person designated by the CCO as necessary.

Account – Any accounts in which Securities (as defined below) transactions can be effected including:

●	any accounts held by any Employee;

●	accounts of the Employee’s Immediate Family members (any relative by blood or marriage) living in the Employee’s household or is financially dependent;

●	accounts held by any other related individual over whose account the Employee has discretionary control;

●	any other account where the Employee has discretionary control and materially contributes; and

●	any account in which the Employee has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Employee has a beneficial interest or exercises investment discretion.

Advisers Act – refers to the Investment Advisers Act of 1940, as amended

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Practical Application of Beneficial Ownership:

●	You live with your parents: If you live in your parents’ house but do not financially support your parents, your parents’ accounts and securities are not beneficially owned by you and do not require disclosure.

●	Your parent lives with you: If you provide financial support to your parent, your parent’s accounts and securities are beneficially owned by you and require disclosure.

●	You have an adult child living in your home: If you provide financial support to your child, your child’s accounts and securities are beneficially owned by you and require disclosure.

●	You have a college-age child: If your child is in college and you still claim the child as a dependent for tax purposes, you are the beneficial owner of their accounts and securities.

●	Your child has an UGMA/UTMA account: If you (or your spouse) are the custodian for the minor child, the child’s accounts are beneficially owned by you. If someone other than you (or your spouse) is the custodian for your minor child’s account, the account is not beneficially owned by you.

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●	You have a domestic partner or similar cohabitation arrangement: If you contribute to the maintenance of a household and the financial support of a partner, your partner’s accounts and securities are beneficially owned by you and require disclosure.

●	You have a roommate: Generally, roommates are presumed to be temporary and therefore you have no beneficial ownership in one another’s accounts and securities.

●	You have power of attorney: If you have been granted power of attorney over an account, you are not the beneficial owner of the account until the time that the power of attorney has been activated.

●	You are the trustee and/or the beneficiary of a trust: Due to the complexity and variety of trust agreements, these situations require case-by-case review by the CCO.

Chief Compliance Officer (“CCO”) – The CCO as referenced is Brian MacKenzie, so designated by 21Shares. The CCO may designate additional individuals, where appropriate, to operate in the capacity of the CCO as outlined in this Code.

Client – 21Shares funds and investors within those funds

Code – refers to this Code of Ethics

Designee – a member assigned by the CCO to assist with the monitoring and enforcement of 21Shares’ Compliance Program. The CCO may appoint employees of 21Shares, a third-party consultant and/or any other individual or entity the CCO deems appropriate.

Firm – refers to 21Shares US LLC

Foreign Corrupt Practices Act (“FCPA”) – refers to the Foreign Corrupt Practices Act of 1977, as amended. The FCPA was enacted for the purpose of making it unlawful for certain classes of persons and entities to make payments to foreign government officials to assist in obtaining or retaining business. Specifically, the anti-bribery provisions of the FCPA prohibit the willful use of the mails or any means of instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay, or authorization of the payment of money or anything of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

Fund – Any fund managed by 21Shares

Immediate Family Member of an Employee – means:

●	any of the following persons sharing the same household with the Employee (which does not include temporary house guests): a person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in- law, sister-in-law, legal guardian, adoptive relative, or domestic partner;

●	any person sharing the same household with the Employee (which does not include temporary house guests) that holds an account in which the Employee is a joint owner or listed as a beneficiary; or

●	any person sharing the same household with the Employee in which the Employee contributes to the maintenance of the household and material financial support of such person.

Investor – Investors in at least one 21Shares fund or fund-related investment vehicle

Material Non-Public Information (“MNPI”) – Any information that has not been publicly disseminated, or that was obtained legitimately while acting in a role of trust or confidence of an issuer or that was obtained wrongfully from an issuer or such person acting in a role of trust or confidence that a reasonable investor would consider important in making a decision to buy, hold or sell a company’s securities. Regardless of whether it is positive or negative, historical or forward looking, any information that a reasonable investor could expect to affect a company’s stock price. Material Nonpublic Information may include:

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●	projections of future earnings or losses;

●	news of a possible merger, acquisition or tender offer;

●	significant new products or services or delays in new product or service introduction or development;

●	plans to raise additional capital through stock sales or otherwise;

●	the gain or loss of a significant customer, partner or supplier;

●	discoveries, or grants or allowances or disallowances of patents;

●	changes in management;

●	news of a significant sale of assets;

●	impending bankruptcy or financial liquidity problems; or

●	changes in dividend policies or the declaration of a stock split.

MyComplianceOffice (“MCO”) – An on-line compliance management application used for Employees to disclose all personal compliance disclosures including items found in Section 5 - Personal Account Dealing.

Reportable Securities – Rule 204A-1 treats all securities as reportable securities, with five exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading on behalf of an Employee which the restrictions are designed to mitigate and /or uncover. These include:

●	transactions and holdings in direct obligations of the Government of the United States.

●	money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

●	shares of money market funds.

●	transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.

●	transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Securities Transactions – The term “Securities Transactions” as used within this Code typically refers to the purchase and/or sale of Securities, (as defined herein), by an Employee. Securities Transactions shall include any gift of Reportable Securities that is given or received by the Employee, including any inheritance received that includes Reportable Securities.

Supervised Person – The Advisers Act defines “Supervised Person” to mean any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. Also referred to as “Supervised Persons” or “Access Persons” in this Code. Supervised Persons of 21Shares include all directors, officers, and any other personnel designated as a Supervised Person by the CCO.

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10.	Appendix B – Revision History

Created Date:	08/2023	Reviewed by:	Summary of Changes:
Revision Date:
Revision Date:
Revision Date:

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